Exhibit 99.1

December 19, 2018

InfuSystem Announces Scott Shuda Elected Chairman of the Board of Directors

MADISON HEIGHTS, Mich., December 19, 2018 -- InfuSystem Holdings, Inc. (NYSE American: INFU), a leading national provider of infusion pumps and related services for the healthcare industry in the United States and Canada, announced today the Board of Directors has elected Scott Shuda as Chairman of the Board of Directors, effective December 13, 2018. Mr. Shuda, a member of the InfuSystem Board since September 2015, succeeds Gregg O. Lehman, PhD., who has served as Chairman since May 2015 and will continue to serve on InfuSystem's Board as Vice-Chairman.

"I am honored to be elected Chairman and look forward to serving InfuSystem in that capacity," said Mr. Shuda. "I believe we all owe Gregg our thanks for helping to lead the company through the series of tumultuous events that arose during his tenure. InfuSystem, and all of those around the company, have been very fortunate to have access to his experience and wisdom. Fortunately, Dr. Lehman will continue on the board, and we will continue working very closely with management as we complete a transition of the company to a more focused and execution-driven value-creation strategy.”

Richard DiIorio, president and chief executive officer, added "All of us at InfuSystem, as well as our shareholders, recognize and appreciate Dr. Lehman's significant contributions, in particular when Gregg stepped up to lead the Office of the President in 2017. I would personally like to thank Gregg for his support and mentorship. Scott Shuda is an excellent choice to succeed Gregg as chairman of the board of directors. He and I have a very good working relationship and are closely aligned with respect to the company’s current priorities and long-term potential.”

“I have enjoyed my time as chairman, particularly assisting the board and executive team to strengthen our core business and deliver shareholder value,” said Dr. Lehman. “InfuSystem has a great team of employees dedicated to supplying medical providers and patients with the highest quality of care. I look forward to continuing to support this team, my fellow board members, and the interests of the company’s shareholders.”

Scott Shuda, 53, is managing director of Meridian OHC Partners, LP, which invests in small public companies primarily in the health care and information technology sectors. In such capacity, he frequently serves as a member of the boards of directors of portfolio companies. Prior to co-founding Meridian, Mr. Shuda co-founded BlueLine Partners, which similarly focused on small public company investments. Previously, Mr. Shuda was an executive officer of publicly-traded Vicinity Corporation, and prior to that worked as a transactions-related attorney in New York City and Silicon Valley. Mr. Shuda received joint JD/MBA degrees from Georgetown University, where he also conducted his undergraduate studies.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts and Ontario, Canada. The Company's stock is traded on the NYSE American under the symbol INFU. Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com

Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "strategy," "future," "likely," variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, potential changes in overall healthcare reimbursement, including rates, payor mix and CMS competitive bidding, sequestration, concentration of customers, increased focus on early detection of cancer, competitive treatments, dependency on our Medicare Supplier Number, availability of chemotherapy drugs, global financial conditions, changes and enforcement of state and federal laws, natural forces, competition, dependency on suppliers, risks in acquisitions & joint ventures, U.S. regulatory changes and healthcare reform, relationships with healthcare professionals and organizations, technological changes related to infusion therapy, dependency on websites and intellectual property, the ability of the Company to successfully integrate acquired businesses, dependency on key personnel, dependency on banking relations and covenants, and other risks associated with our common stock, as well as any litigation to which the Company may be involved in from time to time; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2014. Our annual report on Form 10-K is available on the SEC's EDGAR website at www.sec.gov, and a copy may also be obtained by contacting the Company. All forward-looking statements made in this press release speak only as of the date hereof. We do not intend, and do not undertake any obligation, to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

CONTACT:

Joe Dorame, Joe Diaz & Robert Blum

Lytham Partners, LLC 602-889-9700

SOURCE InfuSystem Holdings, Inc.